EXHIBIT 5.1

Stradling Yocca Carlson & Rauth,

a Professional Corporation

Attorneys at Law

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

July 17, 2006

ISTA Pharmaceuticals, Inc.

15295 Alton Parkway

Irvine, CA 92618

Re:	ISTA Pharmaceuticals, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

At your request, we have examined the form of Registration Statement on Form S-3 (the “Registration Statement”) being filed by ISTA Pharmaceuticals, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 6,709,690 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), issuable upon conversion of the Company’s Senior Subordinated Convertible Notes (the “Notes”). The shares of Common Stock may be offered for resale from time to time by and for the account of the selling stockholders as named in the Registration Statement.

We have reviewed the corporate actions of the Company in connection with this matter and have examined such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion.

Based on the foregoing, it is our opinion that the shares of Common Stock covered by the Registration Statement, when issued upon conversion of the Notes in accordance with their terms, will be duly authorized and validly issued, and will be fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement, including any amendment thereto.

Very truly yours,

/s/ STRADLING YOCCA CARLSON & RAUTH

Stradling Yocca Carlson & Rauth